Exhibit 3.25

Articles of Amendment

to

Articles of Incorporation

of

Southeastern Mechanical Services, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)

F76229
(Document number of corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)

(A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article VI of the Articles of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE VI

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, a board of directors.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption:	July 20, 2007

Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

                                                                                                               .”

                                         (voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the Incorporators without shareholder action and shareholder action was not required.

Signature	/s/ G. Barry Skitsko
(By a director, president or other officer, - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

G. Barry Skitsko
(Typed or printed name of person signing)

President
(Title of person signing)

FILING FEE: $35